NEWS RELEASE

PGT Reports 2011 First Quarter Results

VENICE, FL, May 5, 2011 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the first quarter ended April 2, 2011.  In our first quarter:

▪	Net sales were $40.6 million, an increase of $0.1 million, or 0.3%, over prior year first quarter.

▪	Adjusted gross margin of 25.8% decreased from the first quarter of 2010 gross margin of 27.9%.

▪	Net loss was $5.8 million compared to a net loss of $2.1 million in the first quarter of 2010. Consolidation charges totaled $2.6 million in the first quarter of 2011.

▪	Adjusted net loss per diluted share was $0.06 compared to a net loss per diluted share of $0.05 in the first quarter of 2010.

▪	Adjusted EBITDA was $1.5 million compared to EBITDA of $3.4 million in the first quarter of 2010.

Rod Hershberger, President and Chief Executive Officer of PGT said, “Sales in our first quarter were flat year over year, reflecting our shift in market focus with Florida sales up 7.9% and out-of-state sales down 32.3%.  January and February brought another low in housing starts and permits,  however, that trend changed in March.  Our monthly sales in January and February were also lower than prior year, but our March sales increased over prior year.  Overall housing starts decreased 8% compared to the first quarter of 2010, driven by a decrease in single family starts.”

Mr. Hershberger continued, “During the first quarter we completed approximately 60% of our plant consolidation, including filling over 250 new positions in Florida.  We recorded approximately $2.6 million in plant consolidation expenses and are currently on schedule to complete our plant consolidation by the end of the second quarter.”

Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Our vinyl products continue to gain traction, evidenced by a $1.0 million increase in vinyl WinGuard sales and a $0.5 million increase in PremierVue sales.  Our decrease in adjusted EBITDA is due mainly to an increase in material prices, and operating inefficiencies related to our plant consolidation.  Additionally, during the first quarter of 2011, we had approximately $0.6 million in additional selling and marketing expenses and a $0.5 million increase in non-cash stock compensation expense.”

Mr. Jackson continued, “During the quarter, we used $5.5 million of cash in operations.  Our cash balance decreased $6.5 million during the quarter to $15.5 million, primarily due to $3.1 million of cash used for plant consolidation expenses and the payment of $2.8 million in employee bonuses earned in 2010. Our net debt was $34.5 million and our corresponding leverage ratio is 2.2X at the end of the first quarter of 2011.”

Conference Call

As previously announced, PGT will hold a conference call Friday, May 6, 2011, at 1:00 p.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning May 6, 2011, at 4:00 p.m. eastern time through May 26, 2011. To access the replay, dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 61008233.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,200 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina, although PGT is currently consolidating all North Carolina operations into Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and CFO
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Net sales	$40,644	$40,515
Cost of sales	32,319	29,193
Gross margin	8,325	11,322
Selling, general and administrative expenses	13,034	11,928
Loss from operations	(4,709)	(606)
Interest expense	1,122	1,474
Other income	(42)	(20)
Loss before income taxes	(5,789)	(2,060)
Income tax benefit	-	-
Net loss	$(5,789)	$(2,060)

Basic net loss per common share	$(0.11)	$(0.05)

Diluted net loss per common share	$(0.11)	$(0.05)

Weighted average common shares outstanding:
Basic	53,654	39,738

Diluted	53,654	39,738

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 2,	January 1,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$15,492	$22,012
Accounts receivable, net	15,184	13,687
Inventories	11,403	10,535
Prepaid expenses	1,082	881
Other current assets	4,468	4,246
Total current assets	47,629	51,361

Property, plant and equipment, net	51,683	52,863
Other intangible assets, net	62,665	64,291
Other assets, net	267	604
Total assets	$162,244	$169,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,498	$16,696
Deferred income taxes	185	185
Current portion of long-term debt and capital lease obligations	50,115	245
Total current liabilities	64,798	17,126
Long-term debt and capital lease obligations	20	49,918
Deferred income taxes	17,130	17,130
Other liabilities	2,291	1,903
Total liabilities	84,239	86,077

Total shareholders' equity	78,005	83,042
Total liabilities and shareholders' equity	$162,244	$169,119

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Reconciliation to Adjusted Net Loss and Adjusted Net Loss per share (1):

Net loss	$(5,789)	$(2,060)
Reconciling item:
Consolidation (2)	2,632	-
Adjusted net loss	$(3,157)	$(2,060)

Weighted average shares outstanding:
Diluted (3)	53,654	39,738

Adjusted net loss per share - diluted	$(0.06)	$(0.05)

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss	$(5,789)	$(2,060)
Reconciling items:
Depreciation and amortization expense	3,549	3,965
Interest expense	1,122	1,474
EBITDA	(1,118)	3,379
Add:
Consolidation (2)	2,632	-
Adjusted EBITDA	$1,514	$3,379
Adjusted EBITDA as percentage of net sales	3.7%	8.3%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 5, 2011.

(2) Represents charges related to consolidation actions taken in the first quarter 2011. These charges relate primarily to employee separation costs and move related expenses. Of the consolidation charges taken in the first quarter of 2011, $2.1 million was recorded in costs of goods sold and $0.5 million was recorded in selling, general and administrative expenses.

(3) Due to the net losses in the first quarters of 2011 and 2010 , the effect of equity compensation plans is anti-dilutive.